Mueller Industries, Inc. Reports First Quarter 2019 Earnings

COLLIERVILLE, Tenn., April 23, 2019 -- Mueller Industries, Inc. (NYSE: MLI) announced today first quarter operating income of $49.2 million, compared with $47.4 million in the same quarter of 2018.
Due to losses on the Company's equity investments in unconsolidated affiliates and an increase in its effective tax rate, the Company reported lower net income for the first quarter of 2019 compared to the prior year quarter. Net income was $15.7 million, or 28 cents per diluted share, on $611.8 million in net sales, compared with net income of $24.1 million, or 42 cents per diluted share, on $640.1 million in net sales for the same quarter of 2018.

Financial and Operating Highlights:

•
The net sales decline was due to lower selling prices and sales volumes in our Piping Systems and Industrial Metals segments. Copper prices, which largely influence these segments, were 11 percent lower in the first quarter of 2019 compared to the first quarter of 2018.

•	The acquisition of ATCO was a primary driver of growth in the Climate Segment sales, but also contributed to the overall increase in SG&A expenses.

•	We recorded a $14.6 million loss on our investment in Tecumseh Products Co. This includes $5.0 million in legal settlements and charges related to ongoing restructuring activities.

•	The effective tax rate for the quarter was 23 percent compared to 18 percent in the prior year quarter.

•	At quarter-end, the Company had $97.6 million in cash, a current ratio of 3.6 to 1, and debt to total capitalization of 49 percent.

Regarding the quarter and the outlook, Greg Christopher, Mueller CEO said, “Weakness in the Middle East resulted in lower export shipments by our Piping Systems segment, and a slow start to the year for U.S. industrial production impacted shipments in our Industrial Metals segment. Concerning Tecumseh, while the results are disappointing, Tecumseh is implementing a restructuring plan in 2019 to improve operations.”
He added, “Our outlook remains consistent with our 2018 year end expectations.”

Mueller Industries, Inc. is an industrial manufacturer that specializes in copper and copper alloy manufacturing while also producing goods made from aluminum, steel, and plastics. It is headquartered in Collierville, Tennessee and comprises a network of operations in the United States, Canada, Mexico, Great Britain, South Korea, the Middle East, and China. Its products include tubing, fittings, valves, vessels, and related items for plumbing and HVACR related piping systems, as well as rod, forgings, extrusions, and various components for OEM applications. Products are distributed into sectors such as building construction, appliance, defense, energy, and automotive.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended
(In thousands, except per share data)	March 30, 2019	March 31, 2018

Net sales	$611,781	$640,060

Cost of goods sold	511,393	545,670
Depreciation and amortization	10,555	9,456
Selling, general, and administrative expense	40,653	34,057
Asset impairment	—	3,469

Operating income	49,180	47,408

Interest expense	(6,954)	(5,909)
Other (expense) income, net	(172)	560

Income before income taxes	42,054	42,059

Income tax expense	(9,546)	(7,395)
Loss from unconsolidated affiliates, net of foreign tax	(15,369)	(10,320)

Consolidated net income	17,139	24,344

Net income attributable to noncontrolling interests	(1,416)	(216)

Net income attributable to Mueller Industries, Inc.	$15,723	$24,128

Weighted average shares for basic earnings per share	55,728	56,900
Effect of dilutive stock-based awards	526	517

Adjusted weighted average shares for diluted earnings per share	56,254	57,417

Basic earnings per share	$0.28	$0.42

Diluted earnings per share	$0.28	$0.42

Dividends per share	$0.10	$0.10

Summary Segment Data:

Net sales:
Piping Systems Segment	$376,492	$430,964
Industrial Metals Segment	150,875	177,332
Climate Segment	89,834	36,063
Elimination of intersegment sales	(5,420)	(4,299)

Net sales	$611,781	$640,060

Operating income:
Piping Systems Segment	$28,249	$32,949
Industrial Metals Segment	19,187	22,633
Climate Segment	12,386	5,547
Unallocated expenses	(10,642)	(13,721)

Operating income	$49,180	$47,408

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	March 30, 2019	December 29, 2018
ASSETS
Cash and cash equivalents	$97,596	$72,616
Accounts receivable, net	309,765	273,417
Inventories	344,850	329,795
Other current assets	32,322	26,790

Total current assets	784,533	702,618

Property, plant, and equipment, net	369,710	370,633
Operating lease right-of-use assets	29,515	—
Other assets	291,295	296,298

	$1,475,053	$1,369,549

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$5,001	$7,101
Accounts payable	107,301	103,754
Current portion of operating lease liabilities	4,737	—
Other current liabilities	103,490	121,946

Total current liabilities	220,529	232,801

Long-term debt	559,836	489,597
Pension and postretirement liabilities	28,375	29,055
Environmental reserves	20,025	20,009
Deferred income taxes	18,940	16,615
Noncurrent operating lease liabilities	25,437	—
Other noncurrent liabilities	19,989	18,212

Total liabilities	893,131	806,289

Total Mueller Industries, Inc. stockholders’ equity	565,398	548,356
Noncontrolling interests	16,524	14,904

Total equity	581,922	563,260

	$1,475,053	$1,369,549

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Quarter Ended
(In thousands)	March 30, 2019	March 31, 2018

Cash flows from operating activities
Consolidated net income	$17,139	$24,344
Reconciliation of consolidated net income to net cash used in operating activities:
Depreciation and amortization	10,635	9,536
Stock-based compensation expense	2,007	1,912
Loss from unconsolidated affiliates	15,369	10,320
Loss (gain) on disposals of properties	37	(676)
Impairment charge	—	3,469
Deferred income tax benefit	(225)	(940)
Changes in assets and liabilities, net of effects of business acquired:
Receivables	(34,067)	(72,843)
Inventories	(13,335)	3,504
Other assets	(7,530)	20,967
Current liabilities	(15,885)	(23,898)
Other liabilities	741	(1,845)
Other, net	441	(365)

Net cash used in operating activities	(24,673)	(26,515)

Cash flows from investing activities
Capital expenditures	(6,834)	(5,517)
Acquisition of business, net of cash acquired	—	(12,466)
Investments in unconsolidated affiliates	(8,000)	(609)
Proceeds from sales of properties	4	708

Net cash used in investing activities	(14,830)	(17,884)

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(5,574)	(5,679)
Repurchase of common stock	(1,763)	(6,575)
Issuance of long-term debt	100,557	41,754
Repayments of long-term debt	(30,472)	(15,903)
Repayment of debt by consolidated joint ventures, net	(2,121)	(3,342)
Net cash (used) received to settle stock-based awards	(175)	50

Net cash provided by financing activities	60,452	10,305

Effect of exchange rate changes on cash	919	1,289

Increase (decrease) in cash, cash equivalents, and restricted cash	21,868	(32,805)
Cash, cash equivalents, and restricted cash at the beginning of the period	77,138	126,563

Cash, cash equivalents, and restricted cash at the end of the period	$99,006	$93,758